UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 8-K/A
                           Amendment No. 1 to Form 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): December 27, 1999

                              THE FONDA GROUP, INC.
             (Exact name of registrant as specified in its charter)

                        Commission file number 333-24939


                 Delaware                                       13-3220732
      (State or other jurisdiction of                        (I.R.S. Employer
      incorporation or organization)                        Identification No.)

          2920 North Main Street                                    54901
                Oshkosh, WI                                      (Zip Code)
  (Address of principal executive office)


       Registrant's telephone number, including area code: (920) 235-9330




================================================================================

This Form 8-K/A amends the Form 8-K filed on December 27, 1999. The following item has been amended:

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

(a) Set forth on pages 3 to 18 are the Independent Auditors' Report and financial statements of Creative Expressions Group, Inc. ("CEG") as of September 26, 1999 and July 26, 1998, and for the year ended September 26, 1999, the nine week transition period ended September 27, 1998, and the years ended July 26, 1998 and July 27, 1997 as required by Rule 3-05(b) of Regulation S-X.

(b) Set forth on pages 19 to 21 are the unaudited pro forma statements of operations for the year ended September 26, 1999, the nine week transition period ended September 27, 1998, and the years ended July 26, 1998 and July 27, 1997 as required by Article 11 of Regulation S-X.

INDEPENDENT AUDITORS' REPORT

Shareholders
Creative Expressions Group, Inc.
Indianapolis, Indiana

We have audited the accompanying balance sheets of Creative Expressions Group, Inc. (the "Company") as of September 26, 1999 and July 26, 1998 and the related statements of operations, changes in shareholders' deficiency, and cash flows for the year ended September 26, 1999, the nine week transition period ended September 27, 1998 and the years ended July 26, 1998 and July 27, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Creative Expressions Group, Inc. as of September 26, 1999 and July 26, 1998 and the results of its operations and its cash flows for the year ended September 26, 1999, the nine week transition period ended September 27, 1998, and the years ended July 26, 1998 and July 27, 1997 in conformity with generally accepted accounting principles.

As discussed in Note 2 to the financial statements, the Company has given retroactive effect to the change in accounting for inventories from the last-in-first-out ("LIFO") method to the first-in-first-out ("FIFO") method.

As discussed in Note 12 to the financial statements, the Company became an 87% owned subsidiary of SF Holdings Group, Inc. and sold substantially all of its operating assets to The Fonda Group, Inc. in December 1999.



DELOITTE & TOUCHE LLP
Indianapolis, Indiana
December 15, 1999
(January 31, 2000 with respect to Note 13)


CREATIVE EXPRESSIONS GROUP, INC.

BALANCE SHEETS (IN THOUSANDS)
--------------------------------------------------------------------------------------------
                                                                   September 26,    July 26,
ASSETS                                                                1999          1998 (a)
CURRENT ASSETS:
  Cash                                                                 $ 515          $ 844
  Accounts receivable, less allowance for doubtful
    accounts and returns of $5,049 and $1,572, respectively           23,617         12,806
  Inventories                                                         21,328         24,889
  Deferred income taxes                                                1,380             85
  Income taxes receivable                                                766            418
  Other current assets                                                 1,133          1,097
                                                                      ------          -----
            Total current assets                                      48,739         40,139

PROPERTY, PLANT AND EQUIPMENT, NET                                     1,003          4,665

INVESTMENT IN PREFERRED STOCK OF
  SF HOLDINGS GROUP, INC.                                             15,000         15,000

OTHER ASSETS, NET                                                        999          1,537

DEFERRED INCOME TAXES                                                    400          1,645
                                                                     -------        -------
TOTAL ASSETS                                                         $66,141        $62,986
                                                                     =======        =======
LIABILITIES AND SHAREHOLDERS' DEFICIENCY

CURRENT LIABILITIES:
  Accounts payable                                                   $ 3,789        $ 5,105
  Accounts payable to Fonda                                           12,770            478
  Accrued liabilities                                                  8,645          7,498
  Restructuring accrual                                                               1,675
  Current maturities of long-term debt                                   848          1,232
                                                                     -------        -------
          Total current liabilities                                   26,052         15,988

LONG-TERM DEBT                                                        41,205         46,940

OTHER LONG-TERM LIABILITY                                                 60            215

SHAREHOLDERS' DEFICIENCY:
  Class A Common Stock - Par value $.01 per share; 1,000 shares authorized;  103 shares issued and outstanding
  Class B Common Stock - Par value $.01 per share; 1,000 shares authorized; none issued
  Additional paid-in-capital                                           2,289            195
  Retained deficit                                                    (3,465)          (352)
                                                                    --------        -------
           Total shareholders' deficiency                             (1,176)          (157)
                                                                    --------        -------

TOTAL LIABILITIES AND SHAREHOLDERS' DEFICIENCY                       $66,141        $62,986
                                                                    ========        =======

(a) Prior period balances have been restated (see Note 2 to the financial statements)

See notes to financial statements.

CREATIVE EXPRESSIONS GROUP, INC.

STATEMENTS OF OPERATIONS (IN THOUSANDS)
-----------------------------------------------------------------------------------------------------------
                                                                  Nine Weeks
                                                  Year Ended         Ended               Years Ended
                                                 September 26,    September 27,      July 26,      July 27,
                                                    1999             1998           1998 (a)      1997 (a)
                                                    ----             ----           --------      --------
NET REVENUES                                       $106,539         $23,586          $86,153     $ 72,256
COST OF GOODS SOLD                                   84,421          18,477           63,856       49,705
                                                    -------         -------          -------     --------
            Gross profit                             22,118           5,109           22,297       22,551
                                                    -------          ------          -------     --------
OPERATING EXPENSES:
  Selling                                            12,234           2,266           12,824       12,432
  General and administrative                         10,385           1,267            6,826        6,340
  Restructuring expense                                                               1,328
                                                   --------          ------          -------      -------
            Total operating expenses                 22,619           3,533           20,978       18,772
                                                   --------          ------          -------      -------
INCOME (LOSS) FROM OPERATIONS                          (501)          1,576            1,319        3,779
INTEREST EXPENSE                                      4,816             921            3,695        2,236
                                                   --------          ------          -------      -------
INCOME (LOSS) BEFORE
  INCOME TAXES                                       (5,317)            655           (2,376)       1,543
PROVISION (BENEFIT) FOR
  INCOME TAXES                                       (1,810)            261             (953)         619
                                                   ---------        -------           -------    --------
NET INCOME (LOSS)                                  $ (3,507)        $   394          $(1,423)    $    924
                                                   =========        =======           =======    ========

(a) Prior period balances have been restated (see Note 2 to the financial statements).

See notes to financial statements.


CREATIVE EXPRESSIONS GROUP, INC.

STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIENCY) (IN THOUSANDS)

                                                                           Nine Weeks
                                                        Year Ended           Ended          Years Ended
                                                        September 26,     September 27 ,      July 26,      July 27,
                                                           1999               1998            1998 (a)      1997 (a)
                                                           ----               ----           --------      --------
Common Stock:
  Class A Common Stock - Par value $.01 per share;
    1,000 shares authorized; 103 shares issued and outstanding
  Class B Common Stock - Par value $.01 per share;
    1,000 shares authorized; none issued
Additional Paid-in-capital:
  Balance, beginning of period                            $   195           $   195            $    10      $   10
    Issuance of warrants                                                                           185
    Effect of sale of assets to Fonda
      in excess of book value                               2,094
                                                          -------           -------            -------      ------
  Balance, end of period                                    2,289               195                195          10
                                                          -------           -------            -------      ------
Retained earnings (deficit):
  Balance, July 28, 1996, as previously reported                                                                74
  Cummulative effect on prior years of
    change in accounting principle (see Note 2)                                                                 73
                                                                                                            ------
  Balance, beginning of period                                 42              (352)             1,071         147
    Net income (loss)                                      (3,507)              394             (1,423)        924
                                                           ------           -------            -------      ------
  Balance, end of period                                   (3,465)               42               (352)      1,071
                                                           ------           -------            -------      ------
Total Shareholders' Equity (Deficiency)                   $(1,176)          $   237             $ (157)     $1,081
                                                          =======           =======            =======      ======

(a) Prior period balances have been restated (see Note 2 to the financial statements).

See notes to financial statements.


CREATIVE EXPRESSIONS GROUP, INC.
STATEMENTS OF CASH FLOWS (IN THOUSANDS)
                                                                                     Nine Weeks
                                                                     Year Ended        Ended               Years Ended
                                                                    September 26,   September 27,     July 26,     July 27,
                                                                        1999            1998          1998 (a)     1997 (a)
                                                                        ----            ----          --------     --------
OPERATING ACTIVITIES:
  Net income (loss)                                                   $ (3,507)        $  394         $ (1,423)    $  924
  Adjustments  to  reconcile  net  income  (loss)  to net  cash  from operating activities:
      Depreciation and amortization                                        175            110              469        266
      Deferred income tax benefit                                       (1,388)                           (731)      (481)
      Non-cash interest capitalized as long-term debt                      786             63               56
      Provision for doubtful accounts and returns                        3,230            247              196        144
      Provision (recovery) for obsolete inventory                          905            739           (1,219)       (16)
      Change in assets and liabilities:
        Accounts receivable                                             (7,252)        (7,030)             310       (314)
        Inventories                                                     (1,060)         2,977           (3,078)    (2,560)
        Other current assets                                               578           (117)             613       (573)
        Accounts payable and accrued liabilities                        12,462         (2,517)           3,914       (613)
        Income taxes receivable/payable                                   (556)           208           (1,424)       385
                                                                       -------       --------         --------    -------
            Net cash from operating activities                           4,373         (4,926)          (2,317)    (2,838)
                                                                       -------       --------         --------    -------
INVESTING ACTIVITIES:
  Capital expenditures                                                    (428)          (407)          (3,092)    (1,440)
  Proceeds from sale of equipment                                        8,089
  Investment in preferred stock of SF Holdings Group, Inc.                                             (15,000)
                                                                       -------       --------          -------     ------
           Net cash from investing activities                            7,661           (407)         (18,092)    (1,440)
                                                                       -------       --------          -------     ------
FINANCING ACTIVITIES:
  Revolving credit borrowings (repayments), net                         (3,249)         4,879            1,624      8,238
  Proceeds from long-term debt                                                                          24,486      2,600
  Payments on long-term debt                                            (8,538)          (100)          (4,410)    (6,532)
  Debt issuance costs                                                                     (22)          (1,338)
                                                                       -------       --------          --------    ------
            Net cash from financing activities                         (11,787)         4,757           20,362      4,306
                                                                       -------       --------          --------    ------
INCREASE (DECREASE) IN CASH                                                247           (576)             (47)        28
CASH, BEGINNING OF PERIOD                                                  268            844              891        863
                                                                       -------       --------          -------     ------
CASH, END OF PERIOD                                                    $   515       $    268          $   844     $  891
                                                                       =======       ========          =======     ======
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
    Cash paid during the period for interest                          $  3,917        $   599          $ 2,415    $ 2,076
    Cash paid during the period for income taxes                      $    133        $    53          $ 1,205    $   716

(a) Prior period balances have been restated (see Note 2 to the financial statements).

See notes to financial statements.

CREATIVE EXPRESSIONS GROUP, INC.

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

1.    BUSINESS DESCRIPTION AND ACQUISITION

      Creative Expressions Group, Inc. (the "Company") was incorporated on March 29, 1996 in the state of Delaware for the purpose of acquiring certain net assets and business of the Specialties Operations Division (the "Division") of James River Paper Corporation ("James River"). As more fully disclosed in Note 12, on December 3, 1999, the shareholders of the Company exchanged with SF Holdings Group, Inc. ("SF Holdings") 87% of their shares for shares of SF Holdings. SF Holdings is a Delaware corporation principally owned by the majority shareholder of the Company. The Company purchases and distributes disposable paper products and various party goods throughout the United States. During fiscal 1999, the Company outsourced its manufacturing operations to an affiliate (see below).

      Concurrent with the acquisition of certain assets and business of the Division, the Company recorded a restructuring charge of $2.2 million to restructure the Company's operations, reduce overhead costs and increase operating efficiencies. In connection with the restructuring, the Company expected to incur certain costs to exit activities, which consisted of the abandonment of leased distribution facilities and cancellation of the related leases.

      In July 1998, the Company abandoned its original restructuring plan and designed a new plan. The new plan consists of the Company maintaining its leased distribution facilities in Indianapolis and discontinuing its manufacturing operations. Manufacturing operations previously performed by the Company will be outsourced to The Fonda Group, Inc. ("Fonda"), a wholly-owned subsidiary of SF Holdings. In accordance with EITF 95-3, "Recognition of Liabilities in Connection with a Purchase Business Combination," the original restructuring accrual was reduced to $.3 million as of July 26, 1998, consisting principally of facility closure costs, with the offsetting credit to property, plant and equipment. In addition, the Company recorded approximately $1.3 million in fiscal 1998 of restructuring charges relating to severance costs associated with the new restructuring plan. Significantly all of the costs accrued as part of such restructuring charges were paid in fiscal 1999.

      In connection with the new restructuring plan, the Company sold certain manufacturing equipment to Fonda in fiscal 1999 (see Note 9). In addition, the Company is attempting to sell its manufacturing facility.

2.    SIGNIFICANT ACCOUNTING POLICIES

      Change in Accounting - In fiscal 1999, the Company changed its inventory costing method from the last-in, first-out ("LIFO") method to the first-in, first-out ("FIFO") method. The change in accounting principle was made to conform its inventory costing method to that of Fonda. The effect of the change in accounting principle was to reduce net income
      (loss) reported for fiscal 1998 and fiscal 1997 by $163,000 and $554,000, respectively. The change has been applied to prior years by retroactively restating the financial statements. The effect of this restatement was to increase retained earning as of July 28, 1996 by $73,000.

      Revenue Recognition - Revenue, less an estimate for returns and other allowances, is recognized when products are shipped.

      Inventories - Inventories are stated at the lower of cost (first-in, first-out method) or market.

      Property, Plant and Equipment - Property, plant and equipment is stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows:

                                                                     Years
                                                                     -----
          Building                                                     40
          Machinery and equipment                                      12
          Computer equipment                                            2
          Furniture and fixtures                                     2 to 5
          Vehicles                                                      3

      The Company evaluates all long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

      Deferred Catalog Cost and Advertising Expense - The Company expenses the costs of advertising as incurred, except for catalog costs, which are capitalized and amortized over the expected period of future benefits. Direct response advertising consists primarily of catalogs that include order forms for the Company's products. The everyday products catalog costs are expensed over a period of twelve months, while the spring, fall and holiday season catalog costs are amortized over periods ranging from four to six months coinciding with shipments of products.

      At  September  26,  1999  and  July  26,  1998,   $290,000  and  $450,000,
      respectively, of unamortized catalog costs were included in other current assets. Advertising expense was $101,000 in fiscal 1999, $27,000 in the 1998 Transition Period, $451,000 in fiscal 1998 and $307,000 in fiscal 1997. Catalog expense was $746,000 in fiscal 1999, $165,000 in the 1998 Transition Period, $748,000 in fiscal 1998 and $942,000 in fiscal 1997.

      Debt Issuance Costs - Included in other assets are debt issuance costs of $.9 million at September 26, 1999 and $1.3 million at July 26, 1998 incurred in connection with the revolving credit agreements and term note agreements which are being amortized using a method that approximates the effective interest method. Amortization expense was $344,000 in fiscal 1999, $60,000 in the 1998 Transition Period, $194,000 in fiscal 1998 and $113,000 in fiscal 1997.

      Advanced Royalties and Minimum License Guarantees - The Company enters into licensing agreements with third parties for the right to use their designs and trademarks. Certain agreements require minimum guarantees of royalties, as well as advance payments. Advance royalty payments are recorded as other current assets and are charged to expense as royalties are earned. Minimum license guarantees are recorded as an other asset, with a corresponding payable, when the agreement is executed and are charged to expense based on actual sales. The Company charges to expense remaining advance royalties and minimum license guarantees when management determines that actual related product sales are significantly less than original estimates.

      As of September 26, 1999 and July 26, 1998, the Company had $536,000 and $643,000 in minimum license guarantees and advance royalties, net of reserves, respectively. Future minimum royalty payments are $305,000 in 2000 and $60,000 in 2001.

      Income Taxes - Deferred income taxes are provided for temporary differences between the financial reporting and income tax bases of assets and liabilities. Deferred tax assets and liabilities are measured based on the enacted tax rates.

      Concentration of Credit Risk - Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of accounts receivable. The Company sells products to retailers and other customers and extends credit to its customers based on an evaluation of the customer's financial condition, generally without requiring collateral. Exposure to losses on receivables is principally dependent on each customer's financial condition. The Company monitors its exposure for credit losses and maintains allowances for such losses. The Company's three most significant customers accounted for approximately 37% and 49% of accounts receivable as of September 26, 1999 and July 26, 1998, respectively, and represented 38% of net sales for fiscal 1999, 46% of net sales for the 1998 Transition Period, 49% of net sales for fiscal 1998 and 48% of net sales for fiscal 1997.

      Approximately 55% of the Company's workforce is subject to the terms of a collective bargaining agreement which expires December 2001.

      Fiscal Year - The Company's fiscal year is the fifty-two or fifty-three week period which ends on the last Sunday in July. The periods presented in these financial statements were presented to conform with Fonda who in October 1998, changed its fiscal year from the fifty-two or fifty-three week period which ends on the last Sunday in July to the same number of weekly periods ending on the last Sunday in September. Fiscal 1999 was the fifty-two week period ended September 26, 1999. The nine week period from July 27, 1998 to September 27, 1998 ( the "1998 Transition Period") has been treated as a transition period that was not part of fiscal 1998 or fiscal 1999. Fiscal 1998 and fiscal 1997 were fifty-two week periods ended July 26, 1998 and July 26, 1997, respectively.

      Management Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      New Accounting Pronouncements - SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, is effective for fiscal periods beginning after June 15, 2000. SFAS No. 133 requires that an entity recognize all derivatives and hedging activities as either assets or liabilities in the statement of financial position and measure these instruments at fair value. The Company has not determined the effect, if any, of the new standard on the financial statements.

3.    INVENTORIES

      Inventories consist of the following (in thousands):

                                                   September 26,     July 26,
                                                       1999             1998
                                                       ----             ----
Raw materials                                        $   503          $ 2,727
Work-in-process                                          588              873
Finished goods                                        25,097           24,505
                                                      ------           ------
                                                      26,188           28,105
Valuation allowance for obsolesence                   (4,860)          (3,216)
                                                      ------           ------
                                                     $21,328          $24,889
                                                      ======          =======


4.    PROPERTY, PLANT AND EQUIPMENT

      Property, plant and equipment consists of the following (in thousands):

                                                      September 26,    July 26,
                                                          1999           1998
                                                          ----           ----
Land and building                                       $  513          $  432
Machinery and equipment                                     95           4,404
Computer equipment                                          65             213
Construction in progress                                   387             187
                                                        ------          ------
                                                         1,060           5,236
Less accumulated depreciation                              (57)           (571)
                                                        -------         ------
                                                        $1,003          $4,665
                                                        =======         ======

      Depreciation expense was $78,000 in fiscal 1999, $49,000 in the 1998 Transition Period, $275,000 in fiscal 1998 and $153,000 in fiscal 1997.


5.    ACCRUED LIABILITIES

      Accrued liabilities consist of the following (in thousands):

                                                     September 26,     July 26,
                                                         1999            1998
                                                         ----            ----
Promotion and sales allowances                          $3,858          $3,283
Compensation and benefits                                2,194           2,038
Interest payable                                         1,024             934
Other                                                    1,569           1,243
                                                        ------          ------
                                                        $8,645          $7,498
                                                        ======          ======

6.    LONG-TERM DEBT

      Long-term debt consists of the following (in thousands):

                                                     September 26,     July 26,
                                                         1999            1998
                                                         ----            ----
Revolving line of credit                              $ 22,845         $ 21,215
Term note payable                                          848            7,500
Equipment loan                                                            1,986
Senior subordinated notes                               10,000           10,000
Junior subordinated note                                 5,498            5,000
Term note payable to Fonda                               3,007            2,656
                                                       --------         -------
                                                        42,198           48,357
Less amounts due within one year                          (848)          (1,232)
Less unamortized discount                                 (145)            (185)
                                                       --------         -------
                                                       $41,205          $46,940
                                                       ========         =======

      Bank Credit Facilities - On March 12, 1998, the Company refinanced its revolving credit facility, consisting of a revolving line of credit and a term note payable ("Previous Facility"), with a bank by entering into a new revolving credit facility agreement ("Existing Facility") with a bank. The proceeds from the Existing Facility refinancing were utilized to pay the outstanding balances of the Previous Facility totaling $25.4 million. The Existing Facility consists of a revolving line of credit, term note payable and an equipment loan.

      The availability of borrowings on the revolving line of credit is based on eligible accounts receivable and inventories, as defined. The maximum advance availability at September 26, 1999 and July 26, 1998 was $28.7 million and $23.3 million, respectively. The revolving line of credit requires all cash receipts of the Company to be deposited in a lock box account and applied as payments against the outstanding borrowings. Borrowings bear interest at the LIBOR rate (6.0% at September 26, 1999) plus 2.25%, as well as a facility fee determined on a monthly basis at a rate of .375% on the unused principal balance.

      In addition, letters of credit are available under the revolving line of credit, up to a maximum of $5 million. The term of the letters of credit cannot exceed one year or extend past the maturity date of the revolving line of credit facility agreement. The Company pays a monthly fee based on the undrawn principal amount of the letters of credit outstanding at a rate of 1.5%. The amount of outstanding letters of credit was $346,000 at September 26, 1999.

      In connection with the refinancing of its revolving credit facility, the Company entered into a term note payable agreement with a bank. The note is payable in monthly principal payments of $100,000 commencing September 1, 1998. Interest is payable monthly at the LIBOR rate plus 2.75%.

      On March 12, 1998, the Company entered into an equipment loan with a bank. The availability of the equipment loan is based on up to 80% of net invoice cost of new machinery and equipment, not to exceed in the aggregate $2.5 million. The agreement requires monthly principal payments, commencing April 1, 1999, of equal installments based on a five year basis of the sum of outstanding principal balance at March 12, 1999 and March 12, 2000. The Company pays interest on a monthly basis at the LIBOR rate plus 2.5%, as well as a facility fee, payable on a monthly basis at a rate of .375% on the unused principal balance. The equipment loan was paid off during fiscal 1999.

      The revolving credit facility agreements are collateralized by substantially all of the Company's assets, excluding the investment in SF Holdings Group, Inc. The agreements expire February 27, 2003, at which time all unpaid principal on all revolving credit facility agreements and outstanding interest are due. The revolving line of credit, term note payable and equipment loan agreements contain certain restrictive covenants, including among others, (i) fixed charge coverage and capital funds ratios (ii) mergers and acquisitions, (iii) dividend restrictions, and (iv) additional indebtedness.

      Subordinated Notes - On March 12, 1998, the Company issued senior subordinated notes for $10 million to finance the purchase of preferred stock in SF Holdings Group, Inc. ("SF Holdings"), parent of Fonda. Interest is payable semi-annually March 30 and September 30, commencing September 30, 1998, at a rate of 12%. The Company may redeem the senior subordinated notes between March 1998 and March 2002, with a prepayment charge ranging from 2% to 7% of the unpaid principal balance, as defined. The term of the senior subordinated notes expires March 30, 2004.

      In addition, the Company issued a junior subordinated note for $5 million on March 12, 1998 to finance the purchase of preferred stock in SF Holdings. Interest is payable at a rate of 9.25% semi-annually, commencing September 30, 1998. For the period March 1998 through March 2004, the Company, at its option, may elect to pay interest in the form of additional junior subordinated notes. Commencing April 2004, all interest payments are payable in cash. The Company may redeem the junior subordinated note until September 2000, with a prepayment charge ranging from 5% to 7% on the unpaid principal balance, as defined. The term of the junior subordinated note expires March 12, 2008.

      The senior and junior subordinated notes are subordinate to the Existing Facility and are unsecured. In addition, the subordinated notes contain certain restrictive covenants, including, among others, (i) fixed charge coverage and capital funds ratios, (ii) mergers and acquisitions, (iii) dividend restrictions, the most restrictive of which limits dividends to 50% of cumulative net income subsequent to an initial public offering, and
      (iv) additional indebtedness.

      In connection with the issuance of the senior and junior subordinated notes, the Company issued three warrants to purchase an aggregate of
      16.546  shares  of its Class A common  stock for $.01 per share  (see Note
      12). The warrants expire in March 2004 and March 2008. The Company assigned a fair value to the warrants of approximately $155,000. This discount is being amortized as additional interest expense over the terms of the senior and junior subordinated notes.

      Term Note Payable to Fonda - In fiscal 1998, the Company amended certain terms of the $2.6 million Promissory Note dated February 27, 1997 with Fonda. The 10% annual interest rate on the note was converted to pay-in-kind, the 2002 maturity was extended for an additional three years and the note was made subordinate to the Existing Facility and the senior subordinated notes. The amount of deferred interest included in the unpaid balance of the note was $407,000 and $56,000 as of September 26, 1999 and July 26, 1998, respectively. In connection with such amendment, the Company issued a warrant to Fonda to purchase, for a nominal amount, 2.5% of the Company's common stock. The Company assigned a fair value to the warrants of approximately $30,000. This discount is being amortized as additional interest expense over the term of the term note payable to Fonda. The Company believes that the terms of such loan and the amendments thereto are no more favorable to Fonda than those that Fonda could otherwise have obtained from unrelated third parties and such terms were negotiated on an arm's length basis. The Fonda note and related warrants were canceled on December 6, 1999 in partial consideration of the CEG Asset Purchase Agreement (see Note 12).

      Aggregate annual principal payments of long-term debt are as follows (in thousands):

    Years ending September:
          2000                                           $ 848
          2001
          2002
          2003                                          22,845
          2004                                          10,000
          Thereafter                                     8,505
                                                       -------
                                                       $42,198
                                                       =======

7.    INCOME TAXES

      The provision (benefit) for income taxes consists of the following (in thousands):

                                                               Nine Weeks
                                             Year Ended          Ended               Years Ended
                                             September 26,    September 27,    July 26,    July 27,
                                                1999              1998            1998        1997
                                                ----              ----            ----        ----
Current:
  Federal                                     $  (541)           $ 229          $ (176)      $  783
  State                                           119               32             (46)         317
                                              --------           -----          -------      ------
                                                 (422)             261            (222)       1,100
                                              --------           -----          -------      ------
Deferred:
  Federal                                      (1,214)                            (640)        (421)
  State                                          (174)                             (91)         (60)
                                              --------                          -------      -------
                                               (1,388)                            (731)        (481)
                                              --------                          -------      -------
Income tax expense (benefit)                  $(1,810)           $ 261          $ (953)      $  619
                                              ========           =====          =======      =======

      Principal reasons for the difference between the federal statutory income tax rate and the Company's effective income tax rate were as follows (in thousands):

                                                              Nine Weeks
                                               Year Ended       Ended               Years Ended
                                             September 26,   September 27,    July 26,     July 27,
                                                 1999            1998           1998         1997
                                                 ----            ----           ----         ----
Federal tax at statutory rates                 $(1,857)         $ 229         $ (832)       $ 540
Permanent differences and other                     20                            33          (24)
State income taxes, net of federal
  income tax effect                                 27             32           (154)         103
                                               -------          -----         ------        -----
                                               $(1,810)         $ 261         $ (953)       $ 619
                                               =======          =====         ======        =====

      Deferred tax assets (liabilities) result from temporary differences as follows (in thousands):

                                                        September 26,   July 26,
                                                            1999          1998
                                                            ----          ----
Deferred tax assets:
  Current:
    Accruals not currently deductible                      $2,155        $1,165

  Long-term:
    Excess fair value of net assets acquired
      over purchase price allocated for financial
      reporting to property, plant and equipment              400         1,645
                                                           ------        ------
                                                           $2,555        $2,810
                                                           ======        ======
Deferred tax liabilities:
  Current:
    Excess fair value of net assets acquired
      over purchase price allocated to inventory
      for income tax purposes                              $  635        $  900
    Other                                                     140           180
                                                           ------        ------
                                                           $  775        $1,080
                                                           ======        ======

8.    LEASES

      The Company leases certain facilities and equipment under operating leases. Future minimum payments under noncancelable operating leases with remaining terms of one year or more are (in thousands):

      Years ending September:
              2000                                           $2,669
              2001                                            2,292
              2002                                            1,775
              2003                                              597
                                                             ------
                                                             $7,333

      Rent expense was $2.9 million in fiscal 1999, $.4 million in the 1998 Transition Period, $2.4 million in fiscal 1998 and $2.3 million in fiscal 1997.

9.    RELATED PARTY TRANSACTIONS

      In fiscal 1998, the Company entered into a license agreement with Fonda, whereby the Company was granted the exclusive rights to use certain of Fonda's trademarks and trade names in connection with the manufacture, distribution and sale of disposable party goods products for a period of five years, subject to extension. In connection therewith, Fonda receives an annual royalty equal to 5% of the Company's cash flow, as determined in accordance with a formula specified in such agreement. Royalty expense recorded by the Company was $356,000 in fiscal 1999, $86,000 in the 1998 Transition Period and $82,000 in fiscal 1998. In fiscal 1999, the Company entered into an exclusive manufacture and supply agreement with Fonda (together with the before mentioned license agreement, the "CEG Agreements"). Pursuant to such agreement, and until December 6, 1999, Fonda manufactured and supplied all the Company's requirements for, among other items, disposable paper plates, cups, napkins and tablecovers. Fonda sold such manufactured products to the Company in accordance with a formula based on Fonda's cost. Also in fiscal 1999, Fonda purchased certain manufacturing assets from the Company for $4.9 million and entered into
      operating   leases   whereby   Fonda   leases  to  the   Company   certain
      non-manufacturing assets for annual rentals of $100,000. Independent appraisals were obtained to determine the fairness of both the purchase price and lease terms.

      The $2.1 million  excess of the  purchase  price over the  Company's  book value, net of deferred tax assets, was recorded as additional paid-in-capital. The Company believes the terms on which it (i) entered into the license agreement with Fonda; (ii) purchases products manufactured and supplied by Fonda, (iii) sold manufacturing assets to Fonda; and (iv) leased non-manufacturing assets from Fonda are at least as favorable as those it could have obtained from unrelated third parties and were negotiated on an arm's length basis. Pursuant to the CEG Asset Purchase Agreement (see Note 12) the CEG Agreements will be cancelled by Fonda.

      The Company purchases certain inventory from Fonda. The outstanding accounts payable due to Fonda as of September 26, 1999 and July 26, 1998 were approximately $12.8 million and $.5 million, respectively. Such increase was primarily due to increased purchases from Fonda as a result of the CEG Agreements as well as extended payment terms. Total purchases from Fonda were $26.9 million in fiscal 1999, $6.9 million in the 1998 Transition Period, $17.0 million in fiscal 1998 and $7.8 million in fiscal 1997.

      On March 12, 1998, the Company purchased 15,000 shares of Class B Series 1 preferred stock of SF Holdings for $1,000 per share. The Company has recorded the value of the preferred stock using the cost method. The preferred stock is convertible, at any time, into 133,495 shares of Class A common stock of SF Holdings, at the option of the Company and is required to be redeemed in March 2010 at a redemption price per share, in cash, equal to the aggregate liquidation value.

10.   EMPLOYEE BENEFIT PLANS

      Defined Contribution Plan - On May 6, 1996, the Company established a defined contribution plan, Creative Expressions Group, Inc. 401(k) Plan (the "Plan"), which covers substantially all employees of the Company. Participants may elect to contribute between 1% and 15% of their pre-tax wages to the Plan. The Company matches 75% of the first 2% percent of employee contributions, 50% of the next 3% and may elect, at its discretion, to make additional contributions to the Plan. The Company's expense under the Plan was $363,000 in fiscal 1999, $90,000 in the 1998 Transition Period, $505,000 in fiscal 1998 and $510,000 in fiscal 1997.

      Defined Benefit Plan - Effective May 6, 1996, the Company established a noncontributory defined benefit plan for union employees. Benefits are based on a flat benefit per year of credited service. The Company's policy is to make contributions sufficient to meet the minimum funding amount required by applicable laws and regulations.

      Net periodic pension cost consisted of the following (in thousands):

                                                             Nine Weeks
                                            Year Ended          Ended            Years Ended
                                           September 26,    September 27,    July 26,   July 27,
                                               1999             1998          1998       1997
                                               ----             ----          ----       ----
Service cost                                 $ 126              $ 22         $105        $118
Interest cost on projected benefit
  obligation                                    41                 7           21
Actual return on plan assets                   (12)               (2)          (2)
Net amortization and deferral                   22                 4            5
                                             -----              ----         ----        ----
  Net periodic pension cost                  $ 177              $ 31         $129        $118
                                             =====              ====         ====        ====

      The unfunded status of the plan is as follows (in thousands):

                                                     September 26,     July 26,
                                                         1999            1998
                                                         ----            ----
Change in benefit obligation:
  Benefit obligation at beginning of period             $  509          $  118
  Service cost                                             148             105
  Interest cost                                             48              21
  Actuarial loss                                             5             265
  Benefits paid                                            (61)
                                                         -----            ----
  Benefit obligation at end of period                      649             509
                                                         -----            ----
Change in plan assets:
  Fair value of plan assets at beginning of period          66
  Actual return on plan assets                              14               2
  Contributions to plan                                    280              64
  Benefits paid                                            (61)
                                                         -----           -----
  Fair value of plan assets at end of period               299              66
                                                         -----           -----
  Unfunded status                                         (350)           (443)
  Unrecognized prior service cost                          206             162
  Unrecognized loss                                         36             100
                                                        ------          ------
  Net liability                                         $ (108)         $ (181)
                                                        ======          ======

      For purposes of the above table, the benefit obligation at the beginning of fiscal 1999 is as of July 26, 1998 and the changes in benefit obligation and in plan assets include amounts for the 1998 Transition Period. The actuarial present values of benefit obligations were determined using discount rates of 7.5% in fiscal 1999 and 7% in fiscal 1998. The expected rate of return on plan assets was assumed to be 8%.

11.   COMMITMENTS

      At the date of the acquisition of the Division from James River, the Company did not purchase certain real property due to environmental conditions. The Company has a commitment to purchase the property contingent on James River's resolution of certain environmental issues. The Company is required to purchase the property for $500,000 within 30 days of the Company's acceptance of evidence of such resolution.

12.      SUBSEQUENT EVENT

      On December 3, 1999, CEG became an 87% owned subsidiary of SF Holdings pursuant to a merger whereby 87% of the outstanding shares of the Company were exchanged by the Companies shareholders for shares of SF Holdings, and accordingly, the stockholders of the Company became stockholders of SF Holdings. Concurrent with the merger, certain holders of senior subordinated debt exercised their warrants to purchase 9.196 shares of common stock of the Company for $.01 per share (see Note 6).

      On December 6, 1999, pursuant to an asset purchase agreement entered into on November 21, 1999 (the "CEG Asset Purchase Agreement"), Fonda purchased substantially all of the assets of the Company except accounts receivable and property, plant and equipment. The aggregate purchase price was $41 million, payable in cash, the cancellation of the term note payable to Fonda and related warrants (see Note 6) and the assumption of a $4 million subordinated note receivable and certain liabilities.

      Subsequent to the transaction, the Company's assets consisted of property, plant and equipment and trade receivables, which it expects to collect as they become due, the proceeds of which will be used to satisfy trade payables and amounts due to Fonda.

13.      EXTINGUISHMENT OF DEBT

      As of January 31, 2000 the Existing Facility, plus accrued interest, the senior subordinated notes, plus accrued interest, and the junior subordinated notes, plus accrued interest had been repaid from the proceeds of the CEG Asset Purchase Agreement.

                                   * * * * * *

Unaudited Pro Forma Combined Condensed Statements of Operations

On December 3, 1999, CEG, an affiliate of The Fonda Group, Inc. (the "Company") in the disposable party goods products business, became an 87% owned subsidiary of the Company's parent, SF Holdings Group, Inc., pursuant to a merger. On December 6, 1999, pursuant to an asset purchase agreement entered into on November 21, 1999 (the "CEG Asset Purchase Agreement"), the Company purchased the intangible assets of CEG, including domestic and foreign trademarks, patents, copyrights and customer lists. In addition, pursuant to the CEG Asset Purchase Agreement, the Company subsequently purchased certain inventory of CEG. The aggregate purchase price for the intangible assets and the inventory was $41 million ($16 million for the intangible assets and $25 million for the inventory), payable in cash, the cancellation of certain notes and warrants, and the assumption of certain liabilities. The agreement further provides that the Company may acquire other CEG assets in exchange for outstanding trade payables owed to the Company by CEG. In connection with this agreement, the Company canceled certain security, licensing, manufacturing and supply agreements with CEG that had been entered into in Fiscal 1998 and Fiscal 1999. As a result of this transaction, the Company markets, manufactures and distributes disposable party goods products directly to the specialty (party) channel of the Company's consumer market. The transaction has been accounted for in a manner similar to a pooling-of-interests.

The following unaudited pro forma combined condensed statements of operations of the Company are for the year ended September 26, 1999, the nine week transition period ended September 27, 1998, and the fiscal years ended July 26, 1998 and July 27, 1997. Such statements are derived from, and should be read in conjunction with, the Company's Form 10-K for the year ended September 26, 1999, and from CEG's audited financial statements, as filed herein. Such pro forma statements give effect to the transactions contemplated by the CEG Asset Purchase Agreement as if such transactions had occurred on the first day of each respective period. Such pro forma information is not necessarily indicative of the Company's future results.

Unaudited Pro Forma Combined Condensed Statements of Operations for the year ended September 26, 1999

(in thousands)

                                                                     Inter-
                                       Fonda           CEG          company       Pro Forma        Pro Forma
                                    Historical      Historical    Elimination     Adjustment        Combined
                                   --------------  -------------  -------------  -------------    -------------
Net sales                               $262,837       $106,539       $(27,513)                      $ 341,863
Cost of goods sold                       225,509         84,421        (27,513)                        282,417
                                   --------------  -------------                                  -------------
Gross profit                              37,328         22,118                                         59,446
                                   --------------  -------------                                  -------------
Selling, general and
  administrative                          28,810         22,201                                         51,011
Other (income) expense, net                 (963)           418                                           (545)
                                   --------------  -------------                                  -------------
Income from operations                     9,481           (501)                                         8,980
Interest expense, net                     11,926          4,816                        $ (350)(a)       16,392
                                   --------------  -------------                 -------------    -------------
Income (loss) before income tax           (2,445)        (5,317)                          350           (7,412)
Income tax provision (benefit)              (577)        (1,810)                          137           (2,250)
                                   ==============  =============  =============  =============    =============
Net income (loss)                       $ (1,868)      $ (3,507)           $ -          $ 213         $ (5,162)
                                   ==============  =============  =============  =============    =============

See note to unaudited pro forma combined condensed statements of operations

Unaudited Pro Forma Combined Condensed Statements of Operations for the Nine week transition period ended September 27, 1998

(in thousands)

                                                                     Inter-
                                       Fonda           CEG          company       Pro Forma        Pro Forma
                                    Historical      Historical    Elimination    Adjustments        Combined
                                   --------------  -------------  -------------  -------------    -------------
Net sales                               $ 42,593       $ 23,586       $ (6,935)                       $ 59,244
Cost of goods sold                        36,126         18,477         (6,935)                         47,668
                                   --------------  -------------                                  -------------
Gross profit                               6,467          5,109                                         11,576
                                   --------------  -------------                                  -------------
Selling, general and
  administrative                           5,601          3,447                                          9,048
Other (income) expense, net                 (351)            86                                           (265)
                                   --------------  -------------                                  -------------
Income from operations                     1,217          1,576                                          2,793
Interest expense, net                      1,796            921                         $ (61)(a)        2,656
                                   --------------  -------------                 -------------    -------------
Income (loss) before income tax             (579)           655                            61              137
Income tax provision (benefit)              (238)           261                            24               47
                                   ==============  =============  =============  =============    =============
Net income (loss)                         $ (341)         $ 394            $ -           $ 37             $ 90
                                   ==============  =============  =============  =============    =============

Unaudited Pro Forma Combined Condensed Statements of Operations for the year ended July 26, 1998

(in thousands)

                                                                     Inter-
                                       Fonda           CEG          company       Pro Forma        Pro Forma
                                    Historical      Historical    Elimination    Adjustments        Combined
                                   --------------  -------------  -------------  -------------    -------------
Net sales                               $271,402       $ 86,153       $(18,586)                      $ 338,969
Cost of goods sold                       222,509         63,856        (18,586)                        267,779
                                   --------------  -------------                                  -------------
Gross profit                              48,893         22,297                                         71,190
                                   --------------  -------------                                  -------------
Selling, general and
  administrative                          34,450         20,896                                         55,346
Other (income) expense, net              (14,947)            82                                        (14,865)
                                   --------------  -------------                                  -------------
Income from operations                    29,390          1,319                                         30,709
Interest expense, net                     12,006          3,695                        $ (131)(a)       15,570
                                   --------------  -------------                 -------------    -------------
Income (loss) before income tax           17,384         (2,376)                          131           15,139
Income tax provision (benefit)             7,127           (953)                           51            6,225
                                   ==============  =============  =============  =============    =============
Net income (loss)                       $ 10,257       $ (1,423)           $ -           $ 80          $ 8,914
                                   ==============  =============  =============  =============    =============

   See note to unaudited pro forma combined condensed statements of operations

Unaudited Pro Forma Combined Condensed Statements of Operations for the year ended July 27, 1997

(in thousands)

                                                                      Inter-
                                        Fonda           CEG          company       Pro Forma
                                     Historical     Historical     Elimination      Combined
                                    -------------- --------------  -------------  -------------
Net sales                               $ 252,513       $ 72,256       $ (7,751)     $ 317,018
Cost of goods sold                        201,974         49,705         (7,751)       243,928
                                    -------------- --------------                 -------------
Gross profit                               50,539         22,551                        73,090
                                    -------------- --------------                 -------------
Selling, general and
  administrative                           31,527         18,772                        50,299
Other income, net                          (1,608)             -                        (1,608)
                                    -------------- --------------                 -------------
Income from operations                     20,620          3,779                        24,399
Interest expense, net                       9,017          2,236                        11,253
                                    -------------- --------------                 -------------
Income before income tax                   11,603          1,543                        13,146
Income tax provision                        4,872            619                         5,491
                                    -------------- --------------  -------------  -------------
Net income before
  extraordinary item                      $ 6,731          $ 924            $ -        $ 7,655
                                    ============== ==============  =============  =============

Note to Unaudited Pro Forma Combined Condensed Statements of Operations:

(a) Reflects the interest rate differential resulting from the repayment of CEG's debt, which was refinanced with borrowings under the Company's revolving credit facility.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                    THE FONDA GROUP, INC.



                                                     By: /s/ Hans H. Heinsen
                                                        -----------------------
                                                        Hans H. Heinsen
                                                        Chief Financial Officer


Date:    February 25, 2000